Exhibit 99.2

NEWS RELEASE

BIOFUEL RECEIVES NOTICE OF DEFAULT

FROM LENDERS

DENVER, COLORADO — May 28, 2009 — BIOFUEL ENERGY CORP. (NASDAQ:BIOF) announced today that it has received a Notice of Default from its syndicate of lenders, led by BNP Paribas, as Administrative Agent, under its senior bank facility.  The Company reported that the banks have asserted that a “Material Adverse Effect” had occurred with respect to the Company, even though it has not missed any payments owed under the facility, or to any other creditors or vendors, and expects to meet the interest payment due at the end of May.  The Company has entered into a Limited Consent and Waiver and Amendment with its lenders, which will allow the Company to have immediate access to its bank accounts to pay vendors for corn, natural gas and other materials while they continue to pursue a longer-term solution to its liquidity issues.  The Company also announced it has retained a financial advisor to support its ongoing discussions with its lenders.

Scott H. Pearce, President and CEO, stated: “While we understand the banks’ concerns regarding the state of the ethanol industry and the Company’s financial condition, we are disappointed that BNP Paribas and the other banks felt it necessary to take this action.  However, despite this action, we expect to have access to our bank accounts in order to continue funding our day-to-day operations as we work with the lenders and our advisors to reach a longer-term arrangement.”

Based on recent spot margins, the Company expects to operate at or around cash breakeven in the second quarter prior to debt service payments.  As previously disclosed, the Company’s ability to pay debt service or to achieve profitability will depend on improved industry margins.  In the meantime, should the lenders delay or prevent the Company from gaining access to funds necessary to continue operations or accelerate the loans as a result of the events of default asserted in the Notice of Default, the Company may have to curtail or cease its operations, which would likely result in its inability to continue as a going concern and could force it to seek relief from creditors through a filing under the U.S. Bankruptcy Code.

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy Corp. owns and operates two 115 million gallons per year ethanol plants in the Midwestern corn belt

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance and	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640.6500 •  www.bfenergy.com